Exhibit 99.1

FOR:	AMREP Corporation
850 West Chester Pike, Suite 205
Havertown, PA 19083

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS THIRD QUARTER FISCAL 2025 RESULTS

Havertown, Pennsylvania, March 7, 2025 – AMREP Corporation (NYSE:AXR) today reported net income of $717,000, or $0.13 per diluted share, for its 2025 fiscal third quarter ended January 31, 2025 compared to net income of $92,000, or $0.02 per diluted share, for the same period of the prior year. For the first nine months of 2025, AMREP had net income of $8,823,000, or $1.64 per diluted share, compared to net income of $2,546,000, or $0.48 per diluted share, for the same period of 2024. Revenues were $7,520,000 and $38,516,000 for the third quarter and first nine months of 2025 and $12,689,000 and $31,833,000 for the third quarter and first nine months of 2024.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/). As a result of many factors, including the nature and timing of specific transactions and the type and location of land or homes being sold, revenues, average selling prices and related gross margins from land sales or home sales can vary significantly from period to period and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2025	2024
Revenues	$7,520,000	$12,689,000

Net income	$717,000	$92,000
Earnings per share – basic	$0.13	$0.02
Earnings per share – diluted	$0.13	$0.02

Weighted average number of common shares outstanding – basic	5,321,000	5,303,000
Weighted average number of common shares outstanding – diluted	5,381,000	5,346,000

	Nine Months Ended January 31,
	2025	2024
Revenues	$38,516,000	$31,833,000

Net income	$8,823,000	$2,546,000
Earnings per share – basic	$1.66	$0.48
Earnings per share – diluted	$1.64	$0.48

Weighted average number of common shares outstanding – basic	5,316,000	5,299,000
Weighted average number of common shares outstanding – diluted	5,376,000	5,341,000